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EXHIBIT 99.1


      Bayou City Exploration Announces the Resignation of Mr. Forrest Ebbs
                          from the Board of Directors


HOUSTON (MARKET WIRE) September 2, 2005 - Bayou City Exploration, Inc. (OTC BB:
BYCX) announces the resignation of Mr. Forrest Ebbs from Bayou City Exploration's Board of Directors. Mr. Ebbs has resigned to pursue other business interests. Bayou City's President, Morris Hewitt, commented, "We are unfortunate to lose such a valuable member of the Board of Directors. We thank him for his services to the Company and certainly wish him the best in his future endeavors."

Bayou City Exploration, Inc. is an independent oil and gas exploration and production company with its principal properties located onshore Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward-looking statements."